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                                                                     EXHIBIT 3.8


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                               OPERATING AGREEMENT

                                       OF

                              AAS ACQUISITIONS, LLC

                     (A DELAWARE LIMITED LIABILITY COMPANY)

                          DATED AS OF FEBRUARY 28, 2003


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                               OPERATING AGREEMENT

                                       OF

                              AAS ACQUISITIONS, LLC

          OPERATING AGREEMENT (the "AGREEMENT") of AAS ACQUISITIONS, LLC (the "COMPANY"), dated as of February 28, 2003, by and among Advanced Accessory Acquisitions, Inc. (the "MANAGING MEMBER") and any person hereafter admitted to the Company pursuant hereto (collectively with the Managing Member, the "MEMBERS").

                              PRELIMINARY STATEMENT

          WHEREAS, the Company was formed on October 11, 2002 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, ET SEQ., as amended from time to time (the "DELAWARE ACT");

          WHEREAS, the Company and the Managing Member desire to enter into this Agreement in order to set forth the operating procedures of the Company;

          NOW, THEREFORE, the agreement governing the Company is as follows:

          1.   NAME. The name of the Company is "AAS Acquisitions, LLC".

          2.   PURPOSE.

          (a) The Company is organized for the purpose of engaging in any and all activities permitted under applicable law, including, without limitation, engaging in investment, trading or financing activities of all kinds (for its own account or the account of others) and carrying on any business relating thereto or arising therefrom, including entering into any partnership, limited liability company, joint venture or other similar arrangement or owning interests in any entity engaged in any of the foregoing activities.

          (b) The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Managing Member may deem necessary or advisable in connection with the foregoing purposes.

          3. REGISTERED OFFICE; REGISTERED AGENT. The registered office of the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

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          4.   MEMBERS. The name and the address of the Managing Member is as follows:

          Name                                     Address
          ----                                     -------
          Advanced Accessory Acquisitions, Inc.    c/o Castle Harlan, Inc.
                                                   150 East 58th St.
                                                   New York, New York  10155

          5. MANAGEMENT OF THE COMPANY. The business and affairs of the Company shall be managed by the Managing Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, but not limited to:

          (a) to manage and direct the business affairs of the Company, to do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other person, corporation, partnership or other entity, including, without limitation, the voting of securities, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

          (b) to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

          (c) to hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

          (d) to open, trade and otherwise conduct accounts with brokers and dealers;

          (e) to open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

          (f) to borrow money or obtain credit from banks, lending institutions or any other person;

          (g) to assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

          (h) to direct the formulation of investment policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager or in other similar capacities, including those activities specified above in clauses (a) and (b); and

          (i) to organize one or more corporations or other entities to hold record title, as nominee for the Company, to securities, funds or other assets of the Company.

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          There shall not be a "manager" (within the meaning of the Delaware
Act) of the Company. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company's business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.

          6. OFFICERS; DESIGNATION; TERM; QUALIFICATIONS. The Managing Member may, from time to time, designate one or more Persons to be Officers of the Company, such Persons to serve in such offices until resignation or removal. Any Officer so designated shall have such authority and perform such duties as the Managing Member is permitted to perform under this Agreement and may, from time to time, delegate to such person. The Managing Member may assign titles to particular Officers, and unless the Managing Member decides otherwise, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office. Each Officer shall hold office for the term for which such Officer is designated and until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal (with or without cause) by the Initial Member or as otherwise provided in this Agreement. Any person may hold any number of offices. No Officer need be a manager, a Member, a Delaware resident or a United States citizen. Designation of such a person as an Officer of the Company shall not of itself create any contract rights in such person.

          7. INDEMNIFICATION OF MANAGERS, OFFICERS, EMPLOYEES AND AGENTS. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding") by reason of the fact that he or she is or was a Managing Member or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such a proceeding is alleged action in an official capacity as a Managing Member, officer, employee or agent or in any other capacity while serving as a Managing Member, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

               (b) The right to indemnification conferred in Section 7(a) shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). The rights to indemnification and to the advancement of expenses conferred in Section 7(a) and this Section 7(b) shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Managing Member, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                                       -3-
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               c)   The rights to indemnification and to the advancement of
expenses conferred in this Section 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managing Member, or otherwise.

               d) The Company may maintain insurance, at its expense, to protect itself and any Managing Member, officer, employee or agent of the Company or another limited liability company, consultant, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

               e) The Company may, to the extent authorized from time to time by the Managing Members, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 7 with respect to the indemnification and advancement of expenses of the Managing Member and officers of the Company.

          8. DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Managing Member; and (b) the dissolution of the Managing Member.

          9. INITIAL CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS. The Managing Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. The capital account (the "CAPITAL ACCOUNT") of each Member shall be in an amount equal to such Member's initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of appreciation and depreciation and other appropriate items. The "PERCENTAGE INTERESTS" of the Members in the Company are determined for each Member of the Company by dividing the amount of each Member's Capital Account by the aggregate Capital Accounts of all Members. The sum of the Percentage Interests shall equal 100 percent.

          10. ADDITIONAL CONTRIBUTIONS. No Member shall have any obligation to make additional capital contributions to the Company.

          11. TAX MATTERS. The Managing Member intends that the Company not be treated as an association for Federal income tax purposes. The Company shall maintain a Capital Account for each Member in accordance with Treasury Regulation Section 1.704-1(b). The Company's taxable income and tax losses shall be allocated PRO RATA based on Percentage Interests. The Managing Member shall act as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

          12. DISTRIBUTIONS. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Managing Member. Notwithstanding the foregoing, distributions made in connection with a sale of all or substantially all the Company's assets or a liquidation of the Company shall be made in accordance with the Capital Account balances of the Members within the time period set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3).

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          13.  ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS. The Company may
admit substitute or additional members at the Managing Member's discretion, the names of which shall be inscribed on SCHEDULE I hereto from time to time.

          14. LIABILITY OF THE MEMBERS. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

          15. BENEFITS OF AGREEMENT. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.

          16. HEADINGS. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

          17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

          18. AMENDMENTS. This Agreement may be amended only by written instrument executed by the Members.

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          IN WITNESS WHEREOF, the undersigned has duly executed this Limited
Liability Company Agreement as of the date and year first written above.

                                          ADVANCED ACCESSORY ACQUISITIONS, INC.


                                          By:   /s/ Howard Weiss
                                             -----------------------------------
                                          Name:  Howard Weiss
                                          Title: Vice President and Treasurer

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                                   SCHEDULE I

                               ADDITIONAL MEMBERS

            Member Name                 Percentage Interest
            -----------                 -------------------
Advanced Accessory Acquisitions, Inc.          100%

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